Exhibit 5.1
450 Lexington Avenue
New York, NY 10017
212 450 4000
FAX 212 450 3800
June 17, 2008
Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, Missouri 63141
Ladies and Gentlemen:
     We have acted as counsel to Patriot Coal Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of 11,901,729 shares of its common stock, par value $0.01 per share (the “Shares”), and associated Series A Junior Participating Preferred Stock purchase rights (the “Rights”), as described in the Registration Statement, to be issued pursuant to the terms of an Agreement and Plan of Merger dated as of April 2, 2008, among the Company, Magnum Coal Company, Colt Merger Corporation, a wholly-owned subsidiary of the Company, and ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P., acting jointly, as stockholder representative (the “Merger Agreement”). The Rights are issued pursuant to the Rights Agreement dated as of October 22, 2007, as amended, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”).
     We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein.
     In rendering this opinion we have assumed that prior to the issuance of any of the Shares or Rights (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the stockholders of the Company will have approved the issuance of the Shares contemplated under the Merger Agreement, and (iii) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied and such transactions are consummated.
     In addition, in connection with our opinion regarding the issuance of the Rights, we have assumed (a) that the Board of Directors of the Company acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement, and (b) that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent.
     Based on the foregoing and subject to the qualifications set forth herein, it is our opinion that, as of the date hereof, the Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Merger Agreement and the Registration Statement, the Shares and the associated Rights will be validly issued and the Shares will be fully paid and non-assessable.
     It should be understood that our opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement, and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights. It should also be understood that the question of whether the Board of Directors of the Company might be required to terminate or redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of this opinion.
     We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.
     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the proxy statement/prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,

/s/ Davis Polk & Wardwell